Exhibit 3.11

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “6297782 LLC”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JUNE, A.D. 2023, AT 1:13 O`CLOCK P.M.

7526837 8100	Authentication: 203602142
SR# 20232827059	Date: 06-22-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:13 PM 06/22/2023	CERTIFICATE OF FORMATION
FILED 01:13 PM 06/22/2023
SR 20232827059 - File Number 7526837	OF

 6297782 LLC

This Certificate of Formation of 6297782 LLC (the “Company”) has been duly executed and is being filed by an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time.

1. Name. The name of the limited liability company formed hereby is:

“6297782 LLC”.

2. Registered Office. The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808.

3. Registered Agent. The name and address of the Company’s registered agent for service of process on the Company in the State of Delaware is Corporation Service Company (CSC), 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 22nd day of June, 2023.

By:	/s/ Bryson Manning
Name:	Bryson Manning
Title:	Authorized Person